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CUSIP No. 649290-20-2                  13D           Page 34 of 43 Pages
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                                    EXHIBIT 4
                                    ---------

                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
                     ---------------------------------------

                  WHEREAS, The New World Power Corporation (the "Company") entered into an employment agreement with John D. Kuhns (the "Executive") as of August 1, 1995 (the "Employment Agreement"); and

                  WHEREAS, the Company and the Executive entered into Amendment No. 1 to the Employment Agreement, March 1, 1996 ("Amendment No. 1"); and

                  WHEREAS, the Company and the Executive are desirous of further amending certain provisions in the Employment Agreement; and

                  WHEREAS, the Company has instituted salary reductions for certain employees of the Company and its wholly owned subsidiaries;

                  Accordingly, in consideration of the premises and respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree, effective March 31, 1996, as follows:

                  1. AMEND NO. 1. Amendment No. 1 is hereby cancelled and terminated effective March 31, 1996. Both the Executive and the Company acknowledge that each has fully performed its obligations under Amendment No. 1.

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CUSIP No. 649290-20-2                  13D           Page 35 of 43 Pages
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         2.  EMPLOYMENT  DUTIES  AND  TERM.  Paragraph  2(a)  of the  Employment
Agreement is amended to delete "and Chief Executive Officer" and paragraph 1 of the Employment Agreement is amended to change "July 31, 2001" to "July 31, 1997" and "five (5)" to "two (2)."

         3.  COMPENSATION  AND  DUTIES

             (a) Paragraph 2(a) of the Employment Agreement is amended to add the following: "The principal duties of the Executive, unless modified by a vote of the Board of the Company with the Executive's written consent, shall be assisting current management in the further development and marketing of projects now in development and assistance in the sale of assets set forth in the Company's most recent business plan, PROVIDED THAT nothing in the foregoing shall require the Company to develop any projects or sell any assets should it determine in its sole discretion not to do so; and any such determination by the Company shall neither be a breach of the Employment Agreement as amended nor give rise to any rights to compensation by the Executive, except as set forth in the Employment Agreement as amended. The Executive shall work with, and report to, the Chief Executive Officer, or such other person as the Board may direct.
(b) The Executive's Base compensation will be at the monthly rate of Eighteen Thousand Three Hundred and Thirty Three Dollars ($18,333), payable on the first day of each month;

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CUSIP No. 649290-20-2                  13D           Page 36 of 43 Pages
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                  (c)  In  addition,  the  Executive  shall  receive  additional compensation of twelve thousand dollars ($12,000) per month by the fifteenth day of each month, in either of the following ways which the Company may select at its sole discretion:

                            (i)  monthly proceeds from the sale of Common Stock
of The New World Power Corporation (which the Company hereby agrees to use its best efforts to effect) through Oakes, Fitzwilliams acting as agent, or through another agent satisfactory to the Executive and the Company, provided that Executive shall not receive in excess of $12,000 per month for those sales except to the extent required to make up in any monthly period shortfalls for prior monthly periods; or

                            (ii)  in lieu of subpart (i) and/or to the extent
not previously paid under subpart (i), from funds legally available to the Company, an amount sufficient to compensate the Executive at the monthly rate of Twelve Thousand Dollars ($12,000) through the date of any asset sale.

                  (d) In addition, the Executive shall receive as a bonus a portion of the gross cash proceeds of the sale of the assets, provided such sale occurs prior to the termination of the Executive's employment, listed on Schedule A as follows: (i) one-half of one percent (.5%) of the gross cash proceeds derived from the sale of any assets up to the "minimum value" plus (ii) two percent (2%) of any gross cash proceeds in excess of the "minimum

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CUSIP No. 649290-20-2                  13D           Page 37 of 43 Pages
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value."  The sale of assets  shall be deemed to occur  upon the  execution  of a definitive agreement, provided that no sums shall be due unless and until the buyer has delivered the cash proceeds. Notwithstanding the foregoing, however, the Executive shall not be entitled to receive pursuant to Sections 1(b), 1(c), and 1(d) hereof any amount in any year in excess of $480,000 regardless of any amounts paid in any other year.

                  (e) In lieu of a Severance Benefit and/or any unpaid compensation upon termination or upon non-renewal, the Company shall pay, and Executive shall accept, either (i) the Severance Benefit in cash form as computed under the Employment Agreement before amendment, or (ii) in the Company's sole discretion, the Farmhouse Property, which the Company shall transfer to the Executive no later than 90 days after termination of the Executive's employment. The Farmhouse Property shall be transferred free of all liens or other encumbrances other than liens or encumbrances that run with the real property on which the Farmhouse Property is located, and shall include all furniture and fixtures thereon and exclude all files, business records and readily removable items necessary to the continued operation of the Company. In the event the Company elects to transfer the Farmhouse Property to the Executive, the Company shall prepare at its own expense all documentation necessary for the transfer, which shall be completed within 10 business days following the Executive's

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CUSIP No. 649290-20-2                  13D           Page 38 of 43 Pages
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termination  of  employment;  the Executive  shall accept title to the Farmhouse
Property pursuant to a Special Warranty Deed in form acceptable to the town of Salisbury and County of Litchfield and the Company shall pay the amount of applicable conveyance taxes and any mortgage filing fees. The value for the Farmhouse Property shall be such amount as the parties' agree or, if no agreement is reached prior to transfer, at the value shown in an appraisal to be obtained by the Executive from a licensed real estate professional with an office in Litchfield County and delivered upon the transfer. Nothing in this
Section 1(d) shall be deemed to entitle the Executive to any greater rights to a Severance Benefit that he would be entitled to receive under the Employment Agreement. After the Executive's termination or the Initial Term, the Company shall make the Farmhouse Property available at reasonable times for showing to potential buyers designated by Executive.

                  (f) The Executive shall not seek to enforce any claim, or make any demand for, or have any recourse with respect to, compensation or cash payments from the Company except pursuant to the Employment Agreement as amended.

         4. Waivers. The Executive hereby consents to the foregoing change in compensation and waives any claim that such change constitutes "Good Reason" under paragraph 11(a)(iv) of the Employment Agreement and waives any claim to the Severance Benefit as a result of the foregoing change.

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CUSIP No. 649290-20-2                  13D           Page 39 of 43 Pages
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         5. DEFERRED SHARES. To induce the Executive to sign this Amendment, the
Company agrees to set aside 16,250 shares of Common Stock in the name of the Executive at the beginning of each of twelve consecutive months beginning March 1, 1996 (the "Shares") for delivery to the Executive on January 31, 1997 and for delivery to the Executive on January 31, 1998 to the extent Shares accrue after January 31, 1997 PROVIDED, HOWEVER, that Shares shall cease to accrue further to the Executive if his employment with the Company is terminated for any reason, PROVIDED FURTHER, that if the Executive's employment with the Company is terminated for any reason other than Cause or by the Executive without Good Reason, nothing in this Section 6 shall be deemed to prevent delivery on the appropriate date, of all Shares which have accrued to the Executive prior to the date of the termination of his employment with the Company. All shares accruing hereunder shall be non-transferable prior to delivery to the Executive and may not be voted by the Executive at any meeting of Shareholders. This provision replaces any obligation of the Company under Section 3 of Amendment No. 1.

         6. FUTURE OPTION GRANTS. The Company through its Board of Directors may, from time to time at the discretion of the Company, grant stock options to the Executive or award any other form of compensation.

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CUSIP No. 649290-20-2                  13D           Page 40 of 43 Pages
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         7. CONDITION PRECEDENT. This Amendment shall be effective upon approval of the Company's Board of Directors or upon the approval of the Compensation Committee of the Board of Directors of the Company.

         8. MISCELLANEOUS.

             (a) The parties hereto acknowledge that the firm Olshan Grundman Frome and Rosenzweig LLP ("OGFR") served as counsel to the Executive in connection with the negotiation of the Employment Agreement and that OGFR is acting as counsel to the Company in connection with the negotiation of this Amendment and Amendment No. 1. Both sides further acknowledge that OGFR has acted, and continues to act, as counsel for the Executive in certain matters unrelated to his employment with the Company or the business affairs of the Company and that OGFR has acted, and continues to act, as counsel to the Company in certain litigation matters and in connection with the restructuring of the Notes. All parties consent to the firm OGFR representing the Company in connection with the negotiation of this Amendment. The Executive has had an opportunity to consult independent counsel concerning the terms of this Amendment.

             (b) Paragraph 13 of the Employment Agreement is deleted.

             (c) Paragraph 15 of the Employment Agreement is deleted. The term "Farmhouse Property" is defined as the buildings and improvements now or hereafter located at 558 Lime Rock Road,

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CUSIP No. 649290-20-2                  13D           Page 41 of 43 Pages
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Salisbury,  Connecticut.  The Company  represents that it has no interest in the real property located at the above address other then its interests in the Farmhouse Property which it holds free and clear of all liens or encumbrances other than those that run with the real property underlying the Farmhouse Property.

                  (d) The Executive may only be terminated by the Board of the Company.

                  (e) The Executive shall serve as an independent contractor and shall be responsible for all taxes due on sums earned by him, so that the Company shall not withhold state or federal taxes from sums due to the Executive.

                  (f) In the event the Company fails to execute definitive restructuring agreements with its lenders, Flemings & Co. Ltd. and Sundial & Co. Ltd., before May 31, 1996, the Executive may within 5 days thereafter, in his sole discretion, by written notice to the Company, terminate this Amendment No. 2.

                  (g) Except as modified herein, the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended hereby, sets forth the entire understanding of the parties hereto with respect to the matters covered by the Employment Agreement as amended.

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CUSIP No. 649290-20-2                  13D           Page 42 of 43 Pages
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                  IN WITNESS WHEREOF,  the parties have signed this Amendment as of the date first set forth above.

                                       THE NEW WORLD POWER CORPORATION


                                       By:/s/ Robert R. Mcdonald
                                          -------------------------
                                          Robert R. McDonald, its
                                          Vice Chairman

                                         /s/ John D. Mcdonald
                                         --------------------------
                                             John D. McDonald

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CUSIP No. 649290-20-2                  13D           Page 43 of 43 Pages
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                                   SCHEDULE A
                                   ----------



                                          Minimum
      Asset                              Sale Price
      -----                              ----------

1.    Shares of Photocomm            $16.5 million

2.    Xia Yang Hydroelectric         $4.2 million for the 24%
      Facility                       currently held by the Company

3.    Solartech                      $1.5 million for the 51%
                                     equity interest currently
                                     held by the Company

4.    UK Wind Farms                  $5.5 million for the 100%
                                     equity

5.    Dona Julia                     $1.0 million for the 100%
                                     equity interest, net of
                                     project liabilities

6.    REIL shares                    $2.5 million for the 79%
                                     equity interest in REIL held
                                     by the Company